FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), is entered into this 15 day of May 2022, between Artesian Water Company, Inc., a Delaware corporation (“Buyer”), and the Town of Clayton, a Delaware municipality (“Seller”).

Recitals

WHEREAS, Buyer and Seller entered into that certain Asset Purchase Agreement dated as of February 16, 2022 (the “Asset Purchase Agreement”); and

WHEREAS, Buyer and Seller desire to modify certain terms and provisions of the Asset Purchase Agreement as hereinafter set forth:

NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment, the sufficiency of which is hereby acknowledged by the parties, the parties hereto grant, covenant and agree to and with each other as follows:

1. Modification of Purchase Price.  Section 2.3(a) of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(a)  Purchase Price for the Purchased Assets.  In consideration of the sale, assignment, transfer conveyance and delivery of the Purchased Assets by Seller to Buyer and in reliance on the representations, warranties, covenants and agreements made by Seller in this Agreement, Buyer shall pay Seller as set forth below:

(i) at the Closing, the sum of Three Million One Hundred Thousand and 00/100 Dollars ($3,100,000.00) (the “Cash Purchase Price”), plus the current payoff amount of any secured debt or debt associated with the water system, including the Real Property (which payoff amounts shall be paid directly to such lenders by Buyer) (the “Loan Payoff Amount”); and

(ii) In addition to the Cash Purchase Price and the Loan Payoff Amount, Buyer shall pay to Seller the difference between Five Million and 00/100 Dollars ($5,000,000.00) and the combined sum of the Cash Purchase Price and the Loan Payoff Amount, in five (5) equal annual installments (collectively, the “Annual Installments” and each, individually, an “Annual Installment”).  The first such Annual Installment shall be due and payable one (1) year after the date of Closing.  Each subsequent Annual Installment shall be due and payable one (1) year thereafter until all such Annual Installments have been paid by Buyer to Seller.  Each Annual Installment shall be payable with interest at an annual rate of two percent (2.0%) calculated from the date of Closing to the date of its payment.  Such Annual Installments shall be funded with the fees specified in Section 7.4(c).”

2. Grain Mill Station Well Site Parcel

(a) The parties agree and acknowledge that Seller does not currently have right, title and interest in Tax Parcel No. 1-04-01807-05-3500-00001 (the “Grain Mill Station Well Site Parcel”) referenced in the Asset Purchase Agreement and that such parcel of real property will not be sold, assigned, transferred, conveyed and delivered to Buyer at Closing.

(b) The parties hereby agree that any and all references to “Purchased Assets” and/or “Real Property” shall be amended to exclude the Grain Mill Station Well Site Parcel and any and all references to the Grain Mill Station Well Site Parcel are hereby deemed deleted.

(c) The parties hereby agree that Seller will take all reasonable efforts to acquire right, title and interest in the Grain Mill Station Well Site Parcel.  If and when Seller acquires such right, title and interest in the Grain Mill Station Well Site Parcel, Seller will convey such right, title and interest to Buyer.  Any and all applicable references deemed deleted per 2(b) will be reinstated as applicable upon such conveyance.

3. Meter Reading.  Section 3.2 of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“On the day before or the date of Closing, Seller shall, with the assistance of Buyer as necessary, read the meters of all Municipal Water Utility customers.  Seller shall retain all rights to accounts receivable relating to the Municipal Water Utility as of the date of Seller’s final meter reading and be responsible for the collection thereof.”

4. Miscellaneous.

(a) All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Asset Purchase Agreement.

(b) This Amendment may not be modified, altered or amended except by a subsequent written instrument executed by all the parties hereto.  Except as expressly set forth herein, all terms and conditions set forth in the Asset Purchase Agreement remain in full force and effect.

(c) This Amendment shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns for the faithful performance of the covenants and conditions contained herein.

(d) Each of the parties hereto represents and warrants that they are duly authorized to execute and deliver this Amendment.

(f) If any term, covenant or condition of this Amendment or its application to any person or circumstances shall be invalid or unenforceable, the remainder of this Amendment, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected, and each term shall be valid and enforceable to the fullest extent permitted by law.

(g) This Amendment will become effective upon execution by all parties.

(h) This Amendment may be executed and delivered in one or more counterparts and by facsimile or electronic means, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BUYER:
ATTEST: ARTESIAN WATER COMPANY, INC.
A Delaware corporation

______________________ By:_________________________________
Name:  Courtney Emerson       Nicholle R. Taylor
Title:     General Counsel and       President
             Acting Secretary

SELLER:
ATTEST: TOWN OF CLAYTON,
A Delaware Municipality

______________________ By:_________________________________
Name:       Nickolaus Smith
Title:       Mayor

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